Exhibit 99.1

          Westerbeke Announces 2003 Annual Meeting of Stockholders

Taunton, Massachusetts, November 6, 2003 - Westerbeke Corporation (Nasdaq:WTBK) today announced that it will hold its 2003 Annual Meeting of Stockholders on Monday, December 8, 2003 at 10:00 a.m. (Eastern Time). The meeting will be held at the Holiday Inn, 700 Myles Standish Boulevard, Taunton, Massachusetts 02780. At the Annual Meeting, the Company's stockholders will vote for the election of two Class B Directors and on the Board of Directors' selection of auditors.

No action will be taken at the Annual Meeting with respect to the proposed merger of the Company with Westerbeke Acquisition Corporation under the Agreement Plan of Merger dated May 2, 2003. The Company stated that it anticipates holding a special meeting of stockholders in late 2003 or early 2004 at which the Company's stockholders will vote on the Merger Agreement. The Company also stated that under the terms of the Merger Agreement, each of the Company and Acquisition Corporation has the right to terminate the Merger Agreement if the merger has not been completed on or before October 31, 2003, adding that neither the Company nor Acquisition Corporation has acted to terminate the Merger Agreement. The Company stated that there can be no assurance that the Merger Agreement will not be terminated or that the proposed merger will be completed.

About Westerbeke

Westerbeke is primarily engaged in the business of designing, manufacturing and marketing marine engine and air-conditioning products. Westerbeke's marine products consist of diesel and gasoline engine-driven electrical generator sets, inboard propulsion engines, self-contained, reverse-cycle air-conditioners, and associated spare parts and accessories. In addition, Westerbeke manufactures and markets electrical generator sets for use in non-marine applications. Westerbeke markets its products throughout the United States and internationally principally for recreational marine applications. For additional information on Westerbeke, visit Westerbeke's website at www.westerbeke.com.

Cautionary Statement

This press release contains certain statements based on Westerbeke management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein and there is no assurance that the proposed merger of the Company with Westerbeke Acquisition Corporation will be consummated. The forward-looking statements contained herein include statements about the proposed merger and the timetable relating thereto. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Westerbeke stockholders to approve the proposed merger; termination of the Merger Agreement; the costs related to the proposed merger transaction; litigation challenging the proposed merger transaction; and other economic, business, competitive or regulatory factors affecting Westerbeke's businesses generally. More detailed information about those factors is set forth in filings made by Westerbeke with the SEC or will be contained in the proxy statement relating to the special meeting of stockholders if and when it becomes available. Unless required by law, Westerbeke undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


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